NEWS RELEASE

FOR MORE INFORMATION CONTACT:
Rick L. Catt,  President                                 FOR IMMEDIATE RELEASE
  And Chief Executive Officer                                   May 18, 1999
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454
Phone: (618) 544-8621

                      FIRST ROBINSON FINANCIAL CORPORATION
               DECLARES INCREASE IN CASH DIVIDEND, ANNOUNCES STOCK
                             REPURCHASE PROGRAM AND
                           ANNOUNCES YEAR-END EARNINGS

First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the holding company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.31 per share. This represents an increase of 3.33% over last year's $0.30 per share. The dividend will be payable on June 16, 1999 to shareholders of record on June 2, 1999.

In the Company's ongoing efforts to further enhance return on equity, a stock repurchase program for up to 5.0% of the Company's common stock was approved by the Board of Directors and will conclude October 1, 1999. The Company may repurchase up to 30,932 shares of the Company's common stock. Shares may be purchased from time to time, in the open market, when deemed appropriate by management. The Company has 799,323 shares outstanding as of May 17, 1999.

The Company also announced earnings for the twelve month fiscal year ended March 31, 1999, and Rick L. Catt, President and CEO, noted that "We are pleased that our core earnings, net interest income after provision for loan losses, has improved significantly over last year. Last year, net interest income after provision was $2,455,000 and this year it was $2,850,000." Net earnings for this fiscal year were $210,000 as compared to net earnings of $373,000 for the twelve month period ending March 31, 1998, a decrease of $163,000. This decrease was primarily due to an increase in non-interest expense.

Net interest income after provision for loan losses was $2,850,000 for the fiscal year ended March 31, 1999, compared to $2,455,000 for the twelve month period ending March 31, 1998, an increase of $395,000, or 16.09%. Net interest income increased by $91,000, or 2.85% from $3,194,000 to $3,285,000 for the twelve months ending March 31, 1999. Provision for loan losses was $435,000 for the fiscal year ended March 31, 1999 as compared to $739,000 for the comparable twelve month period ending March 31, 1998, a decrease of $304,000, or 41.14%. The interest rate spread for the twelve months ended March 31, 1999 was 3.48% compared to 3.75% for the twelve months ended March 31, 1998.

Non-interest income was $368,000 for the fiscal year ended March 31, 1999, compared to $428,000 for the twelve months ended March 31, 1998, a decrease of $60,000, or 14.02%. Non-interest expense was $2,888,000 for the fiscal year ended March 31, 1999, compared to $2,262,000 for the twelve months ended March 31, 1998, an increase of $626,000, or 27.67%. The increase in non-interest expense was primarily the result of an increase in compensation and occupancy costs as well as the "Recognition and Retention Plan" approved by the shareholders at their annual meeting July 29, 1998. "This is an area that we expect to achieve some savings in the next year," added Mr. Catt.

Return on average assets for the fiscal year ended March 31, 1999 was 0.25% as compared to 0.50% for the twelve months ended March 31, 1998. Return on average stockholders' equity, was 1.76% for the fiscal year ended March 31, 1999 as compared to 2.89% for the twelve months ended March 31, 1998.

As of March 31, 1999, the Company had assets of $83.8 million, liabilities of $72.2 million and stockholders' equity of $11.6 million. Through its banking subsidiary, the Company operates four offices in Robinson, Palestine and Oblong, Illinois.



                      SELECTED CONSOLIDATED FINANCIAL DATA
                      FIRST ROBINSON FINANCIAL CORPORATION


Operation Data:                                           For the Year Ended
                                                              MARCH 31,
                                                              ---------
                                                           1999       1998
                                                           ----       ----
                                                            (In Thousands)

                                                          Audited     Unaudited
Total Interest Income                                      $6,545      $6,262

Total Interest Expense                                      3,260       3,068

Net Interest Income                                         3,285       3,194

Provision for Loan Losses                                     435         739

Net Interest Income After Provision                         2,850       2,455

Total Non-Interest Income                                     368         428

Total Non-Interest Expense                                  2,888       2,262

Income Before Taxes                                           330         621

Provision for Income Taxes                                    120         248

Net Income                                                    210         373

Basic Earnings per Share                                    $0.27       $0.47

Diluted Earnings per Share                                  $0.27       $0.47


SELECTED RATIOS

Return on Average Assets                                    0.25%       0.50%

Return on Average Stockholders' Equity                      1.76%       2.89%


BALANCE SHEET DATA:

Total Assets                                              $83,797     $79,968

Total Liabilities                                          72,235      67,073

Stockholders' Equity                                       11,562      12,895
